Exhibit 99.4

The following email was sent to the Company’s Partners & Vendors on May 22, 2023:

From: Scott Applebaum

Sent: Monday, May 22, 2023

To: ***@***

Subject: VectivBio Pharmaceuticals Announces Proposed Acquisition by Ironwood Pharmaceuticals

Dear xxxx,

As you are a valued and trusted partner of VectivBio, we are providing you with an important update on our company. Today, we have announced that we entered into a definitive agreement for Ironwood Pharmaceuticals to acquire VectivBio for $17.00 per share in an all-cash transaction. A press release with transaction information can be found here.

Ironwood’s existing R&D and commercial capabilities, combined with an established track record in GI, further enhance our goal to bring apraglutide to as many patients as possible. For this reason, we believe this transaction represents the best outcome for our patients and stakeholders. The transaction is subject to customary closing conditions, including receipt of regulatory approvals and approval by VectivBio stockholders on certain transaction-related matters.

We are committed to executing a smooth transition. Between now and the closing date, we do not expect operations at VectivBio to change, and we will continue our planned interactions with you. We do not expect changes to your relationship with VectivBio and your contacts will remain the same.

Thank you for your partnership to date. The combination of VectivBio and Ironwood gives us an exciting opportunity to advance our mission to deliver important medicines to patients, and we look forward to continuing our work together.

Regards,

Scott Applebaum

***

Additional Information about the Tender Offer Transactions and Where to Find It

The tender offer for the outstanding shares of VectivBio Holding AG has not yet commenced. This communication is for information purposes only and is neither an offer to buy nor a solicitation of an offer to sell any securities of VectivBio Holding AG. The solicitation and the offer to buy shares of VectivBio Holding AG will only be made pursuant to a tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and other related materials that Ironwood Pharmaceuticals, Inc., intends to file with the Securities and Exchange Commission (the “SEC”). In addition, VectivBio Holding AG will file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer. Once filed, investors will be able to obtain the tender statement on Schedule TO, the offer to purchase, the Solicitation/Recommendation Statement of VectivBio Holding AG on Schedule 14D-9 and related materials with respect to the tender offer and the transaction, free of charge at the website of the SEC at www.sec.gov or from the information agent and dealer manager named in the tender offer materials. Investors may also obtain, at no charge, the documents filed with or furnished to the SEC by VectivBio Holding AG under the “Investors” section of VectivBio Holding AG’s website at https://vectivbio.com/. Investors are advised to read these documents when they become available, including the Solicitation/Recommendation Statement of VectivBio Holding AG and any amendments thereto, as well as any other documents relating to the tender offer and the transaction that are filed with the SEC, carefully and in their entirety prior to making any decisions with respect to whether to tender their shares into the tender offer because they contain important information, including the terms and conditions of the tender offer.

Forward-Looking Statements

Certain statements either contained in or incorporated by reference into this document, other than purely historical information, including statements relating to the sale of VectivBio Holding AG and any statements relating to VectivBio Holding AG’s business and expected operating results, and the assumptions upon which those statements are based, are “forward-looking statements.” These forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “believes,” “plans,” “anticipates,” “projects,” “estimates,” “expects,” “intends,” “strategy,” “future,” “opportunity,” “may,” “will,” “should,” “could,” “potential,” or similar expressions. Such forward-looking statements include those relating to the ability to complete and the timing of completion of the transactions contemplated by the Transaction Agreement dated as of May 21, 2023 by and among VectivBio Holding AG and Ironwood Pharmaceuticals, Inc. (the “Transaction Agreement”) including the parties’ ability to satisfy the conditions to the consummation of the tender offer and the other conditions set forth in the Transaction Agreement and the possibility of any termination of the Transaction Agreement. The forward-looking statements contained in this document are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements. Actual results may differ materially from current expectations because of risks associated with uncertainties as to the timing of the tender offer and the transaction; uncertainties as to how many of VectivBio Holding AG’s shareholders will tender their common shares in the tender offer; the risk that competing offers or acquisition proposals will be made; the possibility that various conditions to the consummation of the offer or the transaction may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the offer or the transaction; the effects of disruption from the transactions of VectivBio Holding AG’s business and the fact that the announcement and pendency of the transactions may make it more difficult to establish or maintain relationships with employees and business partners; and other uncertainties pertaining to the business of VectivBio Holding AG, including those detailed in VectivBio Holding AG’s public filings with the Securities and Exchange Commission from time to time, including VectivBio Holding AG’s most recent Annual Report on Form 20-F for the year ended December 31, 2022. The reader is cautioned not to unduly rely on these forward-looking statements. VectivBio Holding AG expressly disclaims any intent or obligation to update or revise publicly these forward-looking statements except as required by law.